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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 12)


                                  Innovex, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.04 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45 76 47
--------------------------------------------------------------------------------
                                 (CUSIP Number)



--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------


(SC13G-07/98)

CUSIP No. 457647                      13G                    Page    of    Pages


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                  Thomas W. Haley
                  ###-##-####

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION



--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           801,220
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         801,220
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER
                    -0-
    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  801,220
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

                  IN

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 457647                      13G                    Page    of    Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

                  Innovex Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                  5540 Pioneer Creek Drive
                  Maple Plain MN 55359-9003
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

                  Thomas W. Haley

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                  Innovex Inc.
                  5540 Pioneer Creek Drive
                  Maple Plain MN 55359-9003
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                  American

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

                  Common Stock, $.04 par value

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

                  457647

--------------------------------------------------------------------------------
Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  Not Aplicable

CUSIP No. 457647                      13G                    Page    of    Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The ownership of Mr haley as of December 31, 2000 was as follows:

     (a)  Amount beneficially owned:                                    801,220


     (b)  Percent of class:                                                 5.3%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote                801,220


          (ii)  Shared power to vote or to direct the vote                  -0-


          (iii) Sole power to dispose or to direct the disposition of   801,220


          (iv)  Shared power to dispose or to direct the disposition of     -0-

--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
                  Not Aplicable

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Aplicable

--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                  Not Aplicable

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                  Not Aplicable

--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  January, 31, 2001
                                        ----------------------------------------
                                                        (Date)



                                        ----------------------------------------
                                                      (Signature)



                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).